Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 10th day of November, 2026, by and among BHR Luxury Hotels Management, LLC, a Texas limited liability company (the “Company”), Braemar Hotels & Resorts Inc., a Maryland corporation (“Parent”), and Robert G. Haiman (the “Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A.            The Company desires to offer the Executive the benefits set forth in this Agreement and provide for the services of the Executive on the terms and conditions set forth in this Agreement.

B.           The Executive desires to be employed by the Company on the terms and conditions set forth in this Agreement.

C.           This Agreement shall govern the employment relationship between the Executive and the Company and all of its Affiliates effective as of the Effective Date (as defined below), and supersedes and negates any previous agreements with respect to such relationship.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.	Retention and Duties.

1.1	Retention. The Company does hereby agree to employ the Executive for the Period of Employment (as such term is defined in Section 2) on the terms and conditions expressly set forth in this Agreement. The Executive does hereby accept and agree to such employment, on the terms and conditions expressly set forth in this Agreement. Certain capitalized terms used herein are defined in Section 5.5 of this Agreement.

1.2	Duties. During the Period of Employment, the Executive shall serve Parent as its Chief Legal Officer and Secretary and shall have the powers, authorities, duties and obligations generally consistent with that position as the Company may assign from time to time, all subject to the directives of the Chief Executive Officer and the corporate policies of the Company as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Company’s business conduct and ethics policies, as they may change from time to time). During the Period of Employment, the Executive shall report to the Chief Executive Officer. In the event that the Executive serves as director or senior executive officer of one or more Affiliates, the Executive shall do so without additional compensation.

1.3	No Other Employment; Minimum Time Commitment. During the Period of Employment, the Executive shall: (i) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Company; (ii) perform such duties in a faithful, effective and efficient manner to the best of the Executive’s abilities; and (iii) hold no other employment. The Executive’s service on the boards of directors (or similar body) of other public companies is subject to the prior written approval of the Board of Directors of Parent (the “Board”). The Company shall have the right to require the Executive to resign from any board or similar body (including, without limitation, any association, corporate, civic or charitable board or similar body) which the Executive may then serve if the Board reasonably determines that the Executive’s service on such board or body interferes with the effective discharge of the Executive’s duties and responsibilities to the Company or that any business related to such service is then in direct or indirect competition with any business of the Company or any of its Affiliates, successors or assigns.

1.4	No Breach of Contract. The Executive hereby represents to the Company and agrees that: (i) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which the Executive is a party or otherwise bound or any judgment, order or decree to which the Executive is subject; (ii) the Executive will not enter into any new agreement that would or reasonably could contravene or cause a default by the Executive under this Agreement; (iii) the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other Person which would prevent, or be violated by, the Executive entering into this Agreement or carrying out the Executive’s duties hereunder; (iv) the Executive is not bound by any employment, consulting, non-compete, non-solicitation, confidentiality, trade secret or similar agreement (other than this Agreement) with any other Person (other than ongoing, customary confidentiality obligations as to confidential information obtained from prior employers in the course of the Executive’s prior employment with them); (v) to the extent the Executive has any confidential or similar information that the Executive is not free to disclose to the Company, the Executive will not disclose or bring on to the Company’s premises, computer networks, communications or systems, computers or any other devices or accounts, any such information to the extent such disclosure or transmission would violate applicable law or any other agreement or policy to which the Executive is a party or by which the Executive is otherwise bound; (vi) the Executive has not committed any acts of sexual harassment or any other type of workplace misconduct that would interfere with Executive carrying out the Executive’s duties hereunder; and (vii) the Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance.

1.5	Location. The Executive’s principal place of employment shall be the Company’s principal executive office as it may be located from time to time. The Executive agrees that the Executive will be regularly present at that office during regular business hours (except for required business travel, holidays, vacation and other leaves consistent with this Agreement) as reasonably required and consistent with the Company’s policies regarding remote work. The Executive acknowledges that the Executive will be required to travel from time to time in the course of performing the Executive’s duties for the Company.

2.	Period of Employment. The “Period of Employment” shall be a period of three (3) years commencing on November 10, 2026 (the “Effective Date”) and ending at the close of business on the third (3rd) anniversary of the Effective Date (the “Termination Date”); provided, however, that this Agreement shall be automatically renewed, and the Period of Employment shall be automatically extended for one (1) additional year on the Termination Date and each anniversary of the Termination Date thereafter, unless either party gives written notice at least sixty (60) days prior to the expiration of the Period of Employment (including any renewal thereof) of such party’s desire to terminate the Period of Employment (such notice to be delivered in accordance with Section 18). The term “Period of Employment” shall include any extension thereof pursuant to the preceding sentence. Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided below in this Agreement.

3.	Compensation.

3.1	Base Salary. During the Period of Employment, the Company shall pay the Executive a base salary (the “Base Salary”), which shall be paid in accordance with the Company’s regular payroll practices in effect from time to time. The Executive’s Base Salary shall be at an annualized rate of $450,000. The Compensation Committee of the Board (the “Compensation Committee”) will review the Executive’s rate of Base Salary on an annual basis and may, in its sole discretion, increase (but not decrease) the Executive’s Base Salary.

3.2	Incentive Bonus. The Executive shall be eligible to receive a cash incentive bonus for each fiscal year of the Company that occurs during the Period of Employment (“Incentive Bonus”). Notwithstanding the foregoing, except as otherwise expressly provided in this Agreement, the Executive must be employed by the Company at the time the Company pays incentive bonuses to employees generally with respect to a particular fiscal year in order to earn and be eligible for an Incentive Bonus for that year (and, if the Executive is not so employed at such time, in no event shall the Executive have been considered to have “earned” any Incentive Bonus with respect to the fiscal year), except as otherwise provided herein. Beginning with the Company’s 2026 fiscal year, the Executive’s target Incentive Bonus shall equal 100% of the Base Salary, the Executive’s maximum Incentive Bonus shall equal 150% of the Base Salary, and the Executive’s threshold Incentive Bonus shall equal 50% of the Base Salary. The Executive’s actual Incentive Bonus amount for a particular fiscal year shall be determined by the Compensation Committee, based on performance objectives (which may include corporate, business unit or division, financial, strategic, individual or other objectives) established with respect to that particular fiscal year by the Compensation Committee. Any Incentive Bonus that becomes payable for a fiscal year shall be paid no later than June 1 of the year following the fiscal year for which such bonus was earned.

3.3	Long-Term Incentive Compensation. During the Period of Employment, the Executive shall be eligible to participate in the Company’s or its Affiliates’ long-term incentive or other equity incentive plans applicable to similarly situated executives, as such plans may be adopted or amended from time to time, in each case subject to the terms of such plans and award agreements thereunder.

4.	Benefits.

4.1	Retirement, Welfare and Fringe Benefits. During the Period of Employment, the Executive shall be entitled to participate, on a basis generally consistent with other similarly situated executives, in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs and all other benefit plans and programs that are made available by the Company to the Company’s other similarly situated executives generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.

4.2	Reimbursement of Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties for the Company under this Agreement and shall be entitled to reimbursement for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Company, subject to the Company’s expense reimbursement policies and any pre-approval policies in effect from time to time. The Executive agrees to promptly submit and document any reimbursable expenses in accordance with the Company’s expense reimbursement policies to facilitate the timely reimbursement of such expenses.

4.3	Vacation and Other Leave. During the Period of Employment, the Executive shall accrue annual vacation on the same basis as other similarly situated executives, with such vacation to accrue and be subject to the Company’s vacation policies applicable to such similarly situated executives in effect from time to time, including any unlimited vacation policy or any policy which may limit vacation accruals and/or limit the amount of accrued but unused vacation to carry over from year to year. The Executive shall also be entitled to all other holiday and leave pay generally available to other similarly situated executives of the Company.

5.	Termination.

5.1	Termination by the Company. During the Period of Employment, the Executive’s employment by the Company, and the Period of Employment, may be terminated at any time by the Company: (i) with Cause; or (ii) without Cause; or (iii) in the event of the Executive’s death; or (iv) in the event that the Board determines in good faith that the Executive has a Disability.

5.2	Termination by the Executive. During the Period of Employment, the Executive’s employment by the Company, and the Period of Employment, may be terminated by the Executive with no less than thirty (30) days advance written notice to the Company (such notice to be delivered in accordance with Section 18); provided, however, that in the case of a termination for Good Reason, the Executive may provide immediate written notice of termination once the applicable cure period (as contemplated by the definition of Good Reason) has lapsed if the Company has not reasonably cured the circumstances that gave rise to the basis for the Good Reason termination.

5.3	Benefits upon Termination. If the Executive’s employment by the Company is terminated during the Period of Employment for any reason by the Company or by the Executive, or upon or following the expiration of the Period of Employment (the date that the Executive’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a)           The Company shall pay the Executive (or, in the event of the Executive’s death, the Executive’s estate) any Accrued Obligations. Any Prior-Year Bonus that becomes payable will be paid when the Incentive Bonus for active employees is scheduled to be paid, in accordance with Section 3.2.

(b)           If the Executive’s employment with the Company terminates during the Period of Employment as a result of a termination by the Company without Cause (other than due to the Executive’s death or Disability), a resignation by the Executive for Good Reason, or the Company’s notice not to renew this Agreement and to terminate the Period of Employment, the Executive shall be entitled to the following benefits:

(i)             The Company shall pay the Executive (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, an amount equal to the sum of two (2) times (the “Severance Multiple”): (A) the Executive’s Base Salary at the annualized rate in effect on the Severance Date; and (B) the average Incentive Bonus received by the Executive for the three (3) completed calendar years preceding the Severance Date (or the number of completed calendar years the Executive has been employed by the Company on the Severance Date, if such number is fewer than three (3) years), provided, that if the Executive’s Severance Date occurs prior to the first (1st) anniversary of the Effective Date, such amount shall equal the target Incentive Bonus. Such amount is referred to hereinafter as the “Severance Benefit.” Subject to Section 5.7(b), the Company shall pay the Severance Benefit to the Executive in a lump sum payable on (or within ten (10) days following) the effective date of the Executive’s Release, provided that if the period to review the Release spans two (2) calendar years, the Severance Benefit shall be paid in the second (later) calendar year.

(ii)           The Company will either: (A) pay for the Executive’s premiums charged to continue healthcare coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act or similar state law (“COBRA”), at the same or reasonably equivalent medical, dental, and vision coverage for the Executive (and, if applicable, the Executive’s eligible dependents) as in effect immediately prior to the Severance Date, to the extent that the Executive elects such continued coverage; or (B) to the extent COBRA coverage is not available, provide the Executive with a monthly cash payment equal to the cost to continue medical, dental, and vision coverage under COBRA; provided that the Company’s obligation to make any payment pursuant to this clause (ii) shall, subject to Section 5.7(a), commence with continuation coverage for the month following the month in which the Executive’s Separation from Service occurs and shall cease with continuation coverage for the twenty-fourth (24th) month following the month in which the Executive’s Separation from Service occurs (or, if earlier, shall cease upon the date the Executive becomes eligible for coverage under the health plan of a future employer). To the extent the Executive elects COBRA coverage, the Executive shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company may then have in place. In addition, the Company shall reimburse the Executive for the cost of premiums to continue life insurance and long-term disability coverage as in effect immediately prior to the Severance Date for twenty-four (24) months, payable in monthly installments following the Executive’s Separation from Service.

(iii)           With respect to the fiscal year in which the Severance Date occurs, the Company shall pay the Executive the Incentive Bonus that would otherwise have been paid (but not less than the amount payable at the target level set forth in Section 3.2) to the Executive had the Executive’s employment with the Company not terminated with respect to that fiscal year, multiplied by a fraction, the numerator of which is the total number of days in such fiscal year in which the Executive was employed by the Company and the denominator of which is the total number of days in such fiscal year (the “Pro-Rata Bonus”). Any Pro-Rata Bonus that becomes payable will be paid when the Severance Benefit is paid, in accordance with Section 3.2.

(iv)           The Executive shall become fully vested in any unvested equity awards subject to time-based vesting that are outstanding on the Severance Date, with any awards subject to performance conditions that are in progress as of the Severance Date to vest on a pro-rated basis (based on number of days employed as a percentage of the applicable performance period) at the greater of: (A) the target performance level; or (B) the level otherwise provided in the applicable award agreement based on actual performance.

(c)           If the Executive’s employment with the Company terminates during the Period of Employment due to the Executive’s death or Disability, the Executive shall be entitled to the benefits described in Section 5.3(b) above, except that the Severance Multiple shall be one (1).

(d)           If the Executive’s employment with the Company terminates during the Period of Employment as a result of a resignation by the Executive without Good Reason (which shall include the Executive’s notice not to renew this Agreement and to terminate the Period of Employment), the Executive shall be entitled to the benefits described in Section 5.3(b)(ii) above. In addition, subject to the Executive’s compliance with the Restrictive Covenants described in Sections 6.2, 6.3, and 6.4 below, the Executive shall be entitled to the benefits described in Section 5.3(b)(i) above, except that: (A) the Severance Multiple shall be one (1); and (B) such payment will be made in twelve (12) substantially equal monthly installments, with the first installment payable on (or within ten (10) days following) the effective date of the Executive’s Release, provided that if the period to review the Release spans two (2) calendar years, such first installment shall be paid in the second (later) calendar year, and to include any installment that was otherwise delayed following the Executive’s Separation from Service.

(e)           Notwithstanding the foregoing provisions of this Section 5.3, if the Executive breaches the Executive’s obligations under Section 6 of this Agreement at any time, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, the Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Benefit or any Prior-Year Bonus, Pro-Rata Bonus, equity acceleration for any outstanding and unvested equity awards that remain outstanding at the time of the breach, or the benefits described in Section 5.3(b)(ii) or Section 5.3(d); provided that, if the Executive provides the Release required by Section 5.4, in no event shall the Executive be entitled to benefits pursuant to this Section 5.3 of less than $5,000, which amount the parties agree is good and adequate consideration, in and of itself, for the Executive’s Release required by Section 5.4.

(f)           The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due to terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under COBRA to continue health coverage; or (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any).

5.4	Release; Exclusive Remedy; Leave.

(a)           This Section 5.4 shall apply notwithstanding anything else contained in this Agreement or any equity-based award agreement to the contrary. As a condition precedent to any Company obligation to the Executive pursuant to Section 5.3(b) or (d) or any other obligation to accelerate vesting of any equity-based award in connection with the termination of the Executive’s employment, the Executive shall provide the Company with a valid, executed general release agreement in substantially the form attached hereto as Exhibit A (the “Release”), and such Release shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. The Company shall provide the final form of Release to the Executive not later than seven (7) days following the Severance Date, and the Executive shall be required to execute and return the Release to the Company within twenty-one (21) days (or forty-five (45) days if such longer period of time is required to make the Release maximally enforceable under applicable law).

(b)           The Executive agrees that the payments and benefits contemplated by Section 5.3 (and any applicable acceleration of vesting of an equity-based award in accordance with the terms of such award in connection with the termination of the Executive’s employment) shall constitute the exclusive and sole remedy for any termination of the Executive’s employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Company and the Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. All amounts paid to the Executive pursuant to Section 5.3 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages. The Executive agrees to resign, on the Severance Date, as an officer and director of the Company and any Affiliate of the Company, and as a fiduciary of any benefit plan of the Company or any Affiliate of the Company, and to promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignation, and to remove himself as a signatory on any accounts maintained by the Company or any of its Affiliates (or any of their respective benefit plans) at the Company’s sole cost and expense.

(c)           In the event that the Executive provides the Company notice of termination pursuant to Section 5.2, the Company will have the option to place the Executive on paid administrative leave during the notice period.

5.5	Certain Defined Terms.

(a)           As used herein, “Accrued Obligations” means:

(i)             any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date;

(ii)            any reimbursement due to the Executive pursuant to Section 4.2 for expenses incurred by the Executive on or before the Severance Date and documented, to the extent applicable, in accordance with the Company’s expense reimbursement policies in effect at the applicable time; and

(iii)           any Incentive Bonus that would otherwise be paid to the Executive had the Executive’s employment with the Company not terminated with respect to any fiscal year that ended before the Severance Date, to the extent not theretofore paid (the “Prior-Year Bonus”).

(b)           As used herein, “Affiliate” of the Company means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

(c)           As used herein, “Cause” shall mean, as reasonably determined by the Board (excluding the Executive, if the Executive is then a member of the Board) based on the information then known to it, that one or more of the following has occurred:

(i)             the conviction of the Executive of, or the entry of a plea of guilty or nolo contendere by the Executive to, a felony (exclusive of a conviction, plea of guilty or nolo contendere arising under a statutory provision imposing criminal liability upon the Executive on a per se basis due to any offices held by the Executive pursuant to the terms of this Agreement, so long as any act or omission of the Executive with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the Chief Executive Officer or the Board);

(ii)            the Executive’s willful breach of the Executive’s duty of loyalty which is materially detrimental to the Company or any of its Affiliates and which is not cured to the reasonable satisfaction of the Board within thirty (30) days following written warning to the Executive from the Chief Executive Officer or the Board describing the alleged circumstances; provided that if there is an inconsistency in directives given by the Board as compared to a directive from the Company’s Chief Executive Officer, the Board directives shall control;

(iii)           gross negligence or willful misconduct in the performance of the Executive’s duties (which is not cured by the Executive within thirty (30) days after written warning from the Chief Executive Officer or the Board);

(iv)          the Executive’s willful commission of an act of dishonesty resulting in material economic or financial injury to the Company or any of its Affiliates, or willful commission of fraud; or

(v)           the Executive’s chronic absence from work for reasons other than illness, Disability (as defined below), or business - related travel which is not cured to the reasonable satisfaction of the Chief Executive Officer or the Board within thirty (30) days following written warning to the Executive from the Chief Executive Officer or the Board describing the alleged circumstances.

For purposes of this Section 5.5(c), no act, or failure to act, on the Executive’s part will be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without a reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company or any of its Affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, a directive of the Company’s Chief Executive Officer, or based upon the advice of outside counsel for the Company or its Affiliates shall be conclusively presumed to have been done, or omitted, by the Executive in good faith and in the best interests of the Company and its Affiliates.

(d)           As used herein, “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of the Executive’s employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than ninety (90) days in any one hundred eighty (180)-day period, unless a longer period is required by federal or state law, in which case that longer period would apply. The Executive agrees to reasonably cooperate with the Board in making any such determination as to the existence of Disability.

(e)	As used herein, “Good Reason” shall mean the occurrence (without the Executive’s written consent) of any one or more of the following conditions:

(i)             any diminution in the Executive’s Base Salary or Incentive Bonus (including any reduction to the threshold, target, or maximum Incentive Bonus levels (as set forth in Section 3.2));

(ii)            any diminution, not consented to by the Executive in a writing signed by the Executive, in the nature or scope of the Executive’s responsibilities, authorities, powers, functions, title or duties, which shall be determined taking into account that Parent is, as of the Effective Date, a public company and shall specifically include: (A) any requirement to report directly to any individual other than the Chief Executive Officer; and (B) any requirement to report, directly or indirectly, to any executive of any Affiliate that is the parent company of, or otherwise controls, Parent;

(iii)           a material change in the geographic location of the Executive’s principal office with the Company to a location outside the greater Dallas, Texas metropolitan area; or

(iv)          a material breach by the Company of this Agreement or any other material agreement in effect between the Executive and the Company or any of its Affiliates;

provided, however, that any such condition or conditions, as applicable, shall not constitute Good Reason unless both: (x) the Executive provides written notice to the Company of the condition claimed to constitute Good Reason within thirty (30) days of the initial existence of such condition(s) (such notice to be delivered in accordance with Section 18); and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Executive’s employment with the Company shall not constitute a termination for Good Reason unless such termination occurs not more than one hundred twenty (120) days following the initial existence of the condition claimed to constitute Good Reason.

(f)            As used herein, the term “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(g)           As used herein, “Restricted Period” means the period beginning on the Effective Date and ending on the first (1st) anniversary of the Executive’s Severance Date.

(h)           As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

5.6.	Notice of Termination; Employment Following Expiration of Period of Employment. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. This notice of termination must be delivered in accordance with Section 18 and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination and the basis of any termination by the Company for Cause or by the Executive for Good Reason.

5.7	Section 409A.

(a)	It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive. Any installment payments provided for in this Agreement shall be treated as a series of separate payments for purposes of Code Section 409A. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Code Section 409A, and the Executive is solely responsible for any additional taxes, penalties or interest imposed under Code Section 409A.

(b)	If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to any payment or benefit pursuant to this Agreement until the earlier of: (i) the date which is six (6) months after the Executive’s Separation from Service for any reason other than death; or (ii) the date of the Executive’s death. The provisions of this Section 5.7(b) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 5.7(b) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).

(c)	To the extent that any benefits or reimbursements pursuant to this Agreement are taxable to the Executive, any reimbursement payment due to the Executive pursuant to any such provision shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.

5.8	Possible Limitation of Benefits in Connection with a Change in Control. Notwithstanding anything contained in this Agreement to the contrary, if following a change in ownership or effective control or in the ownership of a substantial portion of assets (in each case, within the meaning of Section 280G of the Code), the tax imposed by Section 4999 of the Code or any similar or successor tax (the “Excise Tax”) applies to any payments, benefits and/or amounts received by the Executive pursuant to this Agreement or otherwise, including, without limitation, any acceleration of the vesting of outstanding equity awards (collectively, the “Total Payments”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the Excise Tax; provided that such reduction to the Total Payments shall be made only if the total after-tax benefit to the Executive is greater after giving effect to such reduction than if no such reduction had been made. If such a reduction is required, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash payments under this Agreement, then by reducing or eliminating any accelerated vesting of equity awards, then by reducing or eliminating any other remaining Total Payments, in each case in reverse order beginning with the payments which are to be paid the farthest in time from the date of the transaction triggering the Excise Tax. The provisions of this Section 5.8 shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

6.	Protective Covenants.

6.1	Confidential Information. The Executive recognizes and acknowledges that the Executive has, will have access to, and will receive confidential and proprietary information of the Company and its Affiliates, which, in each case, constitute valuable, special, and unique assets of such entity. The term “Confidential Information” as used in this Agreement shall mean all non-public information of the Company and its Affiliates, as applicable, including, without limitation, information regarding clients, customers, pricing policies, methods of operation, proprietary company programs, sales, acquisitions, products, profits, costs, conditions (financial or other), cash flows, key personnel, formulae, product applications, technical processes, and trade secrets, as such information may exist from time to time, which the Executive acquired or obtained by virtue of work performed for the Company (whether prior to or after the Effective Date), or which the Executive may acquire or may have acquired knowledge of during the performance of said work.

The Executive acknowledges that the Company has put in place certain policies and practices to keep such Confidential Information secret, including disclosing Confidential Information only on a need-to-know basis.  The Executive further acknowledges that the Confidential Information has been developed or acquired by the Company through the expenditure of substantial time, effort, and money and provides the Company with an advantage over competitors who do not know such Confidential Information.  Finally, the Executive acknowledges that such Confidential Information, if revealed to or used for the benefit of the Company’s competitors or in a manner contrary to the Company’s interests, would cause extensive and immeasurable harm to the Company and to the Company’s competitive position.

The Executive shall not, during the Period of Employment or at any time thereafter, use for personal gain, for the benefit of any third party, or detrimentally to the Company all or any part of the Confidential Information, or disclose or make available all or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to the Executive’s employment hereunder, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by the Executive of the Executive’s confidentiality obligations hereunder.  Notwithstanding the foregoing, Executive shall not be restricted from disclosing or using Confidential Information that: (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by Executive or the Executive’s agent; (ii) becomes available to the Executive in a manner that is not in contravention of applicable law or in violation of any confidentiality or similar agreement from a source (other than the Company, its Affiliates, or their officers, employees, agents or representatives) that is not known by Executive, after reasonable investigation, to be bound by a confidential relationship with the Company or any Affiliate or by a confidentiality or other similar agreement; or (iii) is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, court order or legal process, Executive shall provide the Company, if legally permissible, with prompt notice of such requirement as set forth below in this Section 6.1.

The Executive acknowledges that the Confidential Information shall remain at all times the exclusive property of the Company, and no license is granted to the Executive.  In the event of the termination of the Executive’s employment, whether voluntary or involuntary and whether by the Company or the Executive, or within seven (7)  days of the Company’s request under any other circumstances, the Executive shall deliver to the Company all Confidential Information, in any form whatsoever, including electronic formats, and shall not take with him any Confidential Information or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information.  The Company acknowledges that prior to the Executive’s employment with the Company, the Executive has lawfully acquired extensive knowledge of the industries in which the Company engages in business including, without limitation, markets, valuation methods and techniques, capital markets, investor relationships and similar items, and that the provisions of this Section 6.1 are not intended to restrict the Executive’s use of such previously acquired knowledge.

By this Agreement, the Company is providing the Executive with rights that the Executive did not previously have. In exchange for the foregoing and the additional terms agreed to in this Agreement, the Executive agrees that: (i) the Executive is being provided with access to and has received and will receive Confidential Information to which the Executive has not previously had access; and (ii) all goodwill developed with the Company’s clients, customers and other business contacts by the Executive is the exclusive property of the Company and that the Executive has benefited from such goodwill. The Executive waives and releases any claim that he should be able to use, for the benefit of any competing person or entity, client and customer goodwill or Confidential Information that was previously received or developed by the Executive while working for the Company or any Affiliate.

6.2	Restriction on Competition. During the Restricted Period, the Executive will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder or partner engage in any “Competitive Business;” provided, however, that the foregoing shall not prohibit or limit the Executive’s right to pursue and maintain passive investments allowed pursuant to this Section 6.2. For purposes of this Section 6.2, “Competitive Business” means a business whose primary business is acquiring, investing in or with respect to, owning or leasing hotel properties in the United States or in any international market in which the Company or its Affiliates conduct such business or originating or acquiring loans in respect of hotel properties in the United States or in any international market in which the Company or its Affiliates conduct such business, in each case, where the Executive had duties or performed services for the Company, which the parties stipulate is a reasonable geographic area because of the scope of the Company’s operations and the Executive’s employment with the Company. The Executive may not avoid the purpose and intent of this restriction by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

6.3	Non-Solicitation of Employees. The Executive covenants and agrees that during the Restricted Period, the Executive shall not, without the prior written consent of the Company, directly or indirectly, whether for the Executive’s own account or on behalf of any person, firm, corporation, partnership, association or other entity or enterprise, solicit, recruit, hire or cause to be hired any employees of the Company or any of its Affiliates, or any person who was an employee of the Company during the six (6) months preceding the Executive’s Severance Date, or solicit or encourage any employee of the Company or any of its Affiliates to leave the employment of the Company or any of such Affiliates, as applicable. The parties hereto agree that: (i) the placement of general advertisements that may be targeted to a particular geographic or technical area but which are not targeted directly or indirectly towards any employees, officers, agents or representatives of the Company (or any successor entity) shall not be deemed a breach of this Section 6.3; and (ii) the employment or engagement of such persons by an entity that is not controlled by the Executive and whom the Executive did not encourage, solicit or induce or in any manner attempt to encourage, solicit or induce to terminate such person’s employment with the Company shall not be deemed a breach of this Section 6.3.

6.4	Non-Interference with Customers. The Executive understands and agrees that all business opportunities related to the business of the Company and its Affiliates that arise during the Period of Employment constitute valuable assets of the Company and its Affiliates, and may not be converted to the Executive’s own use or converted by Executive for the use of any person, firm, corporation, partnership, association or other entity or enterprise. Accordingly, Executive agrees that, during the Restricted Period, the Executive shall not, directly or indirectly, whether for the Executive’s own account or on behalf of any person, firm, corporation, partnership, association or other entity or enterprise, interfere with, solicit, pursue, or in any manner make use of any such business opportunities.

6.5	Non-Disparagement. The Executive agrees that, during the Period of Employment and thereafter (including following the Executive’s termination of employment for any reason) the Executive will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or its Affiliates or their respective officers, directors, employees, advisors, businesses or reputations. The Company agrees that, during the Period of Employment and thereafter (including following Executive’s termination of employment for any reason), the Company’s directors, officers or other employees will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage Executive or the Executive’s family or the Executive’s business or reputation; provided, however, the Company shall have no liability for any communication by its employees (other than its officers) that violates this non-disparagement clause, unless an officer of the Company is made aware of such communication and fails to take appropriate action to enforce this non-disparagement clause on behalf of the Company. Notwithstanding the foregoing, nothing in this Agreement shall preclude either Executive or the Company from making truthful statements or disclosures that are required by applicable law, regulation, or legal process. Notwithstanding the foregoing, nothing in this Agreement prohibits the Executive from reporting possible violations of federal law or regulation to any government agency or entity or making any other disclosure protected under whistleblower provisions of law. The Executive does not need prior authorization to make such reports or disclosures and is not required to notify the Company that the Executive has made any such report of disclosure.

6.6	Protected Disclosures; Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, the Executive acknowledges that the Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that: (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed in a lawsuit or other proceeding, provided that such filing is made under seal. Further, the Company shall not retaliate against the Executive in any way for any such disclosure made in accordance with applicable law. In the event a disclosure is made, and the Executive files any type of proceeding against the Company alleging that the Company retaliated against the Executive because of the Executive’s disclosure, the Executive may disclose the relevant Confidential Information to the Executive’s attorney and may use the Confidential Information in the proceeding if: (x) the Executive files any document containing the Confidential Information under seal; and (y) the Executive does not otherwise disclose the Confidential Information except pursuant to court or arbitral order.

Nothing in this Section 6 or elsewhere in this Agreement shall prevent the Executive from: (A) responding to a lawful subpoena; (B) reporting to a government agency; (C) participating in an investigation by a government agency; (D) providing truthful testimony under oath; (E) exercising the Executive’s rights under Section 7 of the National Labor Relations Act; (F) disclosing or discussing information about unlawful acts in the workplace, such as harassment, including sexual harassment, discrimination, or any other conduct that Employee has reason to believe is unlawful; (G) disclosing information about sexual assault or sexual abuse; or (H) complying with any other legal obligation.

6.7	Understanding of Covenants. The Executive acknowledges that, in the course of the Executive’s employment with the Company and/or its Affiliates and their predecessors, the Executive has become familiar, or will become familiar, with the Company’s and its Affiliates’ and their predecessors’ trade secrets and with other confidential and proprietary information concerning the Company, its Affiliates and their respective predecessors and that the Executive’s services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. The Executive agrees that the foregoing covenants set forth in this Section 6 (together, the “Restrictive Covenants”) are reasonable and necessary to protect the Company’s and its Affiliates’ trade secrets and other confidential and proprietary information, good will, stable workforce, and customer relations.

Without limiting the generality of the Executive’s agreement in the preceding paragraph, the Executive: (i) represents that the Executive is familiar with and has carefully considered the Restrictive Covenants; (ii) represents that the Executive is fully aware of the Executive’s obligations hereunder; (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants; (iv) agrees that the Company and its Affiliates currently conduct business throughout the United States and may expand its business outside of the United States; and (v) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 6 regardless of whether the Executive is then entitled to receive severance pay or benefits from the Company. The Executive understands that the Restrictive Covenants may limit the Executive’s ability to earn a livelihood in a business similar to the business of the Company and any of its Affiliates, but the Executive nevertheless believes that the Executive has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given the Executive’s education, skills and ability), the Executive does not believe would prevent the Executive from otherwise earning a living. The Executive agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

6.8	Enforcement. The Executive agrees that the Executive’s services are unique and that the Executive has access to Confidential Information. Accordingly, without limiting the generality of Section 17, the Executive agrees that a breach by the Executive of any of the covenants in this Section 6 would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, the Executive agrees that in the event of any breach or threatened breach of any provision of this Section 6, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 6.

7.	Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation. Except for such withholding rights, the Executive is solely responsible for any and all tax liability that may arise with respect to the compensation provided under or pursuant to this Agreement.

8.	Successors and Assigns.

(a)           This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company, Parent, and their respective successors and assigns, and each of Company and Parent shall be liable for the payment of benefits hereunder. Without limiting the generality of the preceding sentence, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assignee, as applicable, which assumes and agrees to perform this Agreement by operation of law or otherwise.

9.	Number and Gender; Examples. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

10.	Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

11.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of Texas, without giving effect to any choice of law or conflicting provision or rule (whether of the state of Texas or any other jurisdiction) that would cause the laws of any jurisdiction other than the state of Texas to be applied. In furtherance of the foregoing, the internal law of the state of Texas will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

12.	Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or determined by an arbitrator pursuant to Section 16 to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.	Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof (including, without limitation, any prior employment or similar agreements). Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

14.	Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

15.	Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16.	Arbitration. Except as provided in Sections 6.8 and 17, in the event that there is any claim or dispute arising out of or relating to this Agreement, or the breach (or alleged breach) thereof, and the parties hereto shall not have resolved such claim or dispute within sixty (60) days after written notice from one party to the other setting forth the nature of such claim or dispute, then such claim or dispute shall be settled exclusively by binding arbitration in Dallas, Texas in accordance with the Employment Arbitration Rules of the American Arbitration Association (the “AAA Rules”) by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement, by an arbitrator selected according to such AAA Rules. Notwithstanding the foregoing, if either the Company or the Executive shall request, such arbitration shall be conducted by a panel of three arbitrators, one selected by the Company, one selected by the Executive and the third selected by agreement of the first two, or, in the absence of such agreement, in accordance with the AAA Rules. Neither party shall have the right to claim or recover punitive damages. Judgment upon the award rendered by such arbitrator(s) shall be entered in any court having jurisdiction thereof upon the application of either party. Except as provided in Sections 6.8 and 17, the parties acknowledge and agree that they are hereby waiving any rights to trial by jury or a court in any action or proceeding brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the Executive’s employment.

17.	Remedies. Each of the parties to this Agreement and any Person granted rights hereunder whether or not such person or entity is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party (as well as each other Person granted rights hereunder) may in its sole discretion obtain permanent injunctive or equitable relief in any arbitration filed pursuant to Section 16 and enforce any such relief awarded by the arbitrator in any court of competent jurisdiction. In addition, each party may also apply to any court of law or equity of competent jurisdiction for provisional injunctive or equitable relief, including a temporary restraining or preliminary injunction (without any requirement to post any bond or deposit), to ensure that the relief sought in arbitration is not rendered ineffectual by interim harm. Each party shall be responsible for paying its own attorneys’ fees, costs and other expenses pertaining to any such legal proceeding and enforcement regardless of whether an award or finding or any judgment or verdict thereon is entered against either party.

18.	Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via email, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if sent via email, five (5) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service.

if to the Company:

BHR Luxury Hotels Management, LLC 14001 Dallas Parkway, Suite 1100 Dallas, TX 75240 Attention: Chief Executive Officer

if to the Executive, to the address most recently on file in the payroll records of the Company.

19.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

20.	Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that the Executive has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

21.	Indemnification and D&O Insurance Coverage. The Company will indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive, including the cost of legal counsel selected and retained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being or having been an officer, director, or employee of the Company or any Affiliate, or a consultant of Hospitality Professional Services II, PLLC. The Company’s obligations under this Section 21 shall be in addition to any other indemnification rights to which the Executive may be entitled; provided, however, that in no event shall the Executive’s indemnification rights and the rights to advancement of fees and expenses at any time be less favorable than the indemnification rights and rights to advancement of fees and expenses generally available to officers or directors of the Company or its Affiliates. During and for a period equal to the relevant statute of limitations following the Period of Employment, the Executive shall be entitled to director and officer insurance coverage for his acts and omissions while an officer of the Company (or any of its Affiliates, or a consultant of Hospitality Professional Services II, PLLC, as applicable) on a basis no less favorable to the Executive than the coverage provided other similarly situated executives or directors of the Company or its Affiliates.

22.	Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. The Company agrees to pay as incurred (within thirty (30) days following the Company’s receipt of an invoice from the Executive), to the full extent permitted by law, all reasonable legal fees and expenses which the Executive or his beneficiaries may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive or his beneficiaries about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(a) of the Code to the extent permitted by Code Section 409A. The preceding sentence shall not apply with respect to any such contest if the court having jurisdiction over such contest makes a final determination that the Executive’s claim in such contest is frivolous or maintained in bad faith. This reimbursement obligation shall remain in effect following the Executive’s termination of employment for the applicable statute of limitations period relating to any such claim.

23.	Clawback Policy. All compensation payable under this Agreement is subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date hereof.

“COMPANY”

BHR LUXURY HOTELS MANAGEMENT, LLC,
a Texas limited liability company

By:	Braemar Hospitality Limited Partnership, a Delaware limited partnership
Sole Member

	By:	Braemar OP General Partner LLC,
a Delaware limited liability company
General Partner

	By:	/s/ Richard J. Stockton
Richard J. Stockton
President & CEO

“PARENT”

BRAEMAR HOTELS & RESORTS INC.
a Maryland corporation

By:	/s/ Richard J. Stockton
Richard J. Stockton
President & CEO

“EXECUTIVE”

/s/ Robert G. Haiman
Robert G. Haiman

EXHIBIT A

RELEASE AND WAIVER

THIS RELEASE AND WAIVER (this “Termination Release”) is made and entered into as of the / / day of / /, 20/ / by and among Robert G. Haiman (the “Executive”), BHR Luxury Hotels Management, LLC, a Texas limited liability company (the “Company”), and Braemar Hotels & Resorts Inc., a Maryland corporation (the “Parent”).

WHEREAS, the Company, the Parent and the Executive entered into an Employment Agreement (the “Agreement”), effective as of November 10, 2026, which provides for payment of the Severance Benefits (as defined below) upon the Executive’s termination of employment in certain circumstances;

WHEREAS, the Executive has agreed, pursuant to the terms of the Agreement, to execute and, if applicable, not revoke, a release and waiver in the form set forth in this Termination Release in consideration of the Company’s agreement to provide the Severance Benefits;

WHEREAS, capitalized terms not defined herein shall have the meanings set forth in the Agreement; and

WHEREAS, the Company, the Parent and the Executive desire to settle all rights, duties and obligations between them, including without limitation all such rights, duties, and obligations arising under the Agreement or otherwise out of the Executive’s employment by the Company.

NOW THEREFORE, intending to be legally bound and for good and valid consideration the sufficiency of which is hereby acknowledged, the Executive agrees as follows:

1.	QUALIFYING TERMINATION PAYMENTS AND CONDITIONS. The Executive and the Company acknowledge and agree that the Severance Date is [_____], 20[_], and that Executive’s employment with the Company and any Affiliates is terminated as of the Severance Date. The Executive, the Company and the Parent agree that Executive is entitled to the compensation [and benefits] set forth in Section [_][1] of the Agreement (the “Severance Benefits”). Pursuant to Section 5.4 of Agreement, payment of the Severance Benefits is subject to the Executive’s execution and, if applicable, non-revocation of this Termination Release and is due pursuant to the terms described in the Agreement. If a revocation period is required by applicable law, no payment pursuant to Section 5.3 of the Agreement will be due sooner than eight (8) days following the date that Executive executes this Termination Release.

1 Note to Draft: To be finalized dependent on qualifying termination reason.

2.	GENERAL RELEASE BY EXECUTIVE.

a.	Except as set forth in Section 2(b) below, the Executive knowingly and voluntarily releases, acquits, covenants not to sue and forever discharges the Company, its Affiliates, and any of their respective past and present owners, parents, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, divisions and subsidiaries (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, causes of action, suits, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured (collectively, the “Claims”), against them which the Executive or any of his heirs, executors, administrators, successors and assigns ever had, now has or at any time hereafter may have, own or hold by reason of any matter, fact, or cause whatsoever from the beginning of time up to and including the date of this Termination Release, including without limitation all claims for breach of implied or express contract, wrongful discharge, discrimination, retaliation, all tort claims, including unjust enrichment, quantum meruit, negligence, defamation, fraud, all claims for damages, interests, court costs, fees and expenses, all claims for punitive or exemplary damages, and all claims for attorneys’ fees, whether now known or unknown. This release of claims expressly includes all claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, Chapters 21 and 451 of the Texas Labor Code, each as amended, and any other federal, state or local laws, rules, regulations, judicial decisions or public policies now or hereafter recognized. Expressly excluded from this Termination Release are Claims which cannot be waived by law.

b.	The Executive represents that he has not filed or permitted to be filed against any of the Releasees, any complaints, charges or lawsuits and covenants and agrees that he will not seek or be entitled to any personal recovery in any court or before any governmental agency, arbitrator or self-regulatory body against any of the Releasees arising out of any matters set forth in Section 2(a) hereof. Nothing herein shall prevent the Executive from seeking to enforce his rights under the Agreement, including without limitation, the Executive’s right to receive his Accrued Obligations, Severance Payment, Pro-Rata Bonus and Other Benefits, in each case, at the time specified in the Agreement. The Executive does not hereby waive or release his rights to any benefits under the Company’s employee benefit plans to which he is or will be entitled pursuant to the terms of such plans in the ordinary course. In addition, nothing herein releases or otherwise waives any rights to the Executive’s: (i) final paycheck; (ii) reimbursement of any outstanding business expense amounts (in accordance with the Agreement and the Company’s business expense reimbursement policies); and (iii) applicable Consolidated Omnibus Budget Reconciliation Act or similar state law benefits under the Company’s standard benefit programs, if any.

c.	The Executive recognizes and understands that this Termination Release does not prohibit the Executive from filing an administrative charge with any state or federal agency, including the Equal Employment Opportunity Commission (“EEOC”). The Executive further recognizes and understands that even if the Executive files a charge with an administrative agency, or one is filed on the Executive’s behalf, the Executive waives any right to any relief of any kind should the administrative agency pursue a claim on Employee’s behalf. Notwithstanding any other provision of this Termination Release, the Executive further understands and agrees that: (a) the Executive is not in any way prohibited from reporting information to, or participating in any investigation or proceeding conducted by, the EEOC, the Securities and Exchange Commission (“SEC”) or any other federal, state, or local governmental agency or entity; (b) the Executive is not in any way precluded from providing truthful testimony in response to a valid subpoena, court order, or regulatory request; and (c) nothing in this Termination Release limits the Executive’s right to receive an award for information provided to the SEC.

3.	ADEA RELEASE BY EXECUTIVE. The Executive hereby completely and forever releases and irrevocably discharges the Releasees, from any and all Claims arising under the Age Discrimination in Employment Act, as amended (“ADEA”) on or before the date the Executive signs this Termination Release (the “ADEA Release”), and hereby acknowledges and agrees that: (i) this Termination Release, including the ADEA Release, was negotiated at arm’s length and the Executive has had the opportunity to confer with counsel of his choosing regarding this Termination Release; (ii) this Termination Release, including the ADEA Release, is worded in a manner that the Executive fully understands; (iii) the Executive specifically waives any rights or claims under the ADEA; (iv) the Executive knowingly and voluntarily agrees to all of the terms set forth in this Termination Release, including the ADEA Release; (v) the Executive acknowledges and understands that any claims under the ADEA that may arise after the date of this Termination Release are not waived; and (vi) the rights and claims waived in this Termination Release, including the ADEA Release, are in exchange for consideration over and above anything to which the Executive was already entitled.

4.	GENERAL RELEASE BY COMPANY. The Company and its Affiliates each do hereby fully, finally and completely release Executive from any and all Claims of any kind or nature arising out of the Executive’s employment with the Company arising from, relating to, or in any way connected with any facts or events occurring on or before the date of this Termination Release; provided, however, that the Executive is not released or discharged from: (i) any Claim arising out of the Executive’s fraudulent, willful, or grossly negligent act or omission; or (ii) his continuing obligations contained in this Termination Release, the Agreement, or in any other agreement with the Company.

5.	REAFFIRMATION OF CONTINUING OBLIGATIONS. Nothing in this Termination Release shall be deemed to affect or relieve the Executive from any continuing obligation contained in any other agreement with the Company or the Company’s rights with respect thereto. The Executive specifically acknowledges and reaffirms the post-termination obligations set forth in Section 6 of the Agreement, including continuing confidentiality, non-disclosure, non-disparagement, non-competition and non-solicitation obligations to the Company under the Agreement (collectively, the “Continuing Obligations”). The Executive further acknowledges that this reaffirmation is material to this Termination Release, and the Executive acknowledges and agrees that the Continuing Obligations are reasonable and enforceable and that he will not challenge or violate these covenants.

6.	ARBITRATION. The Executive understands and agrees that the arbitration requirements set forth in Section 16 of the Agreement remain in full force and effect following the Severance Date and the execution of this Termination Release. Any claims arising out of or under this Termination Release or related to this Termination Release are subject to arbitration pursuant to Section 16 of the Agreement.

7.	MODIFICATION; WAIVER. No modification or addition hereto or waiver or cancellation of any provision hereof shall be valid except by a writing signed by the party to be charged therewith. No delay on the part of any party to this Termination Release in exercising any right or privilege provided hereunder or by law shall impair, prejudice or constitute a waiver of such right or privilege.

8.	SEVERABILITY. If any provision contained in this Termination Release is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal or unenforceable had not been contained herein.

9.	COSTS. The parties hereto agree that each party shall pay its respective costs, including attorney’s fees, if any, associated with the negotiation, execution and delivery of this Termination Release.

10.	FULLY UNDERSTOOD; PAYMENTS RECEIVED. By signing this Termination Release, the Executive acknowledges and affirms that he has read and understands the foregoing Termination Release, agrees to the terms of this Termination Release, and acknowledges receipt of a copy of this Termination Release. The Executive also hereby acknowledges and affirms the sufficiency of the compensation and severance amounts set forth in the Agreement. The Executive further acknowledges that upon receipt of the compensation and severance amounts set forth in the Agreement, he shall not be entitled to any further payment, compensation or remuneration of any kind from the Company, with respect to the Executive’s employment with the Company.

11.	ENTIRE AGREEMENT. This Termination Release contains the entire agreement between the Executive, the Company and the Parent and supersedes any and all prior understandings or agreements with respect to the subject matter hereof, whether written or oral, except as set forth herein and with respect to any of the Executive’s continuing obligations contained in the Agreement, which shall continue and remain in full force and effect per the terms of those covenants.

12.	ACKNOWLEDGMENT. The Company has advised the Executive to consult with an attorney of his choosing prior to signing this Termination Release and the Executive hereby represents to the Company that he has been offered an opportunity to consult with an attorney prior to signing this Termination Release. The Company has also advised the Executive that Executive has up to [twenty-one (21) days] [forty-five (45) days] to consider and sign the Termination Release and up to seven (7) days after signing in which to revoke acceptance by giving notice to [__________] at [__________________] by personal delivery or by mail postmarked no later than the seventh (7th) day after the Executive signs the Termination Release. The Executive acknowledges and agrees that any changes in the terms of this Termination Release, whether material or immaterial, after the date upon which the Executive first received this Termination Release shall not affect or restart the above-referenced [twenty-one (21)-day] [forty-five (45)-day] consideration period.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Termination Release under seal as of the day and year first above written.

“COMPANY”

BHR LUXURY HOTELS MANAGEMENT, LLC,
a Texas limited liability company

By:	Braemar Hospitality Limited Partnership, a Delaware limited partnership
Sole Member

	By:	Braemar OP General Partner LLC,
a Delaware limited liability company
General Partner

By:
Name:
Title:

“PARENT”

BRAEMAR HOTELS & RESORTS INC.
a Maryland corporation

By:
Name:
Title:

“EXECUTIVE”

Robert G. Haiman

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